This Agreement, made the     day of December, 1992, by
and between Hawaiian Tax-Free Trust (the "Trust"), a
Massachusetts business trust with principal offices in New
York, New York and Aquila Management Corporation
("Aquila"), a corporation organized under the laws of New
York with offices in New York, New York,

                   W I T N E S S E T H:

     PREMISES:

     1)  The Trust is registered under the Investment
Company Act of 1940 (the "1940 Act") and invests in a portfolio of obligations principally of Hawaii issuers the interest paid on which is exempt from regular Federal and State of Hawaii income taxes;

     2) Aquila serves and has served since 1985 as Administrator of the Trust pursuant to a written administration agreement (the "Administration Agreement");

     3) Aquila in its capacity as Administrator of the Trust has, in the course of performing its obligations to the Trust and its activities in the best interests of the shareholders of the Trust, acquired valuable and sensitive information as to the operation and management of investment companies such as the Trust, and, although not directly involved in management of the portfolio of the Trust or the marketing and distribution of shares of the Trust, Aquila has by reason of its association with the Trust been informed of valuable and sensitive information concerning such portfolio management, marketing and distribution;

     4) The Trust and Aquila have agreed upon certain additional arrangements set forth herein that would be beneficial to the Trust, not as a part of the Administration Agreement or related to the subject matter covered thereby, but in furtherance of the relationship contemplated by the Administration Agreement;

     5) The Trust and Aquila have agreed that in the best interests of shareholders of the Trust, the information which Aquila has obtained in its capacity of provider of services to the Trust should, as provided herein, continue to be applied solely on behalf of the Trust and its shareholders so long as Aquila provides such services to the Trust and for a reasonable period thereafter;

     6) The parties recognize that the Trust relies and may in the future rely on the covenants of Aquila contained herein in the Trust's continuing determinations to refrain from the exercise of its right to terminate the Administration Agreement at any time upon sixty days' notice and in its annual determinations as to whether or not the Trust will renew the Administration Agreement, although this Agreement does not in any way restrict the free exercise of the right of the Trust, and its Board of Trustees, in connection with such determinations to make such decisions and to take into account such matters as the Board of Trustees believes appropriate;

     7) Aquila is controlled by Lacy B. Herrmann, all direct and indirect parents, subsidiaries and affiliates of Aquila and all corporations controlled by Mr. Herrmann, now or in the future, being referred to herein as the "Aquila
Affiliates";

     8) Hawaiian Trust Company, Limited ("HTCo"), a trust company organized under the laws of the State of Hawaii with principal offices in Honolulu, Hawaii, serves as investment adviser for the Trust pursuant to a written advisory agreement with respect to the Trust, HTCo being a subsidiary of Bank of Hawaii and an indirect subsidiary of Bancorp Hawaii, Inc., a bank holding company registered under the Bank Holding Company Act of 1956, as amended, all direct and indirect parents, subsidiaries and affiliates of HTCo, now or in the future, being referred to herein as the "HTCo Affiliates";

     NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the parties hereto agree as follows:

          1.  Obligation as to Undivided Loyalty.  Neither
Aquila nor any Aquila Affiliate shall serve as investment adviser, administrator, sponsor, promoter, or principal underwriter of any investment company that competes directly with the Trust, nor shall they provide services directly or indirectly in the capacities here specified to, or to receive fees for such services from, any investment company which has a portfolio consisting primarily of obligations principally of Hawaii issuers the interest paid on which is exempt from regular Federal and State of Hawaii income taxes; provided, however, that Aquila or any Aquila
Affiliate may provide services directly or indirectly to, or to receive fees for such services from, any investment company

               a.  listed on Schedule A hereto; or

               b.  the portfolio of which consists
initially of assets previously held in a common or collective trust fund (other than an investment company created after the date hereof which has a portfolio consisting primarily of obligations principally of Hawaii issuers the interest paid on which is exempt from regular
Federal and State of Hawaii income taxes) managed by HTCo or any HTCo Affiliate; or

               c.  if HTCo or the HTCo Affiliate became a
provider of services to such investment company upon and solely by reason of the fact that a person, firm, or corporation that provides such investment company services in any of the capacities listed herein has been directly or indirectly acquired by, or merged with, HTCo or an HTCo affiliate, as long as such investment company does not operate in a manner that permits ready exchange with an investment company the investment adviser of which is HTCo or an HTCo Affiliate.

          2.  Duration.  The Obligations specified in this
Agreement shall be binding upon Aquila so long as it provides services to the Trust, and for a period of two years thereafter; provided, however, that such obligations shall not bind Aquila if the Board of Trustees of the Trust terminates or does not renew the Administration Agreement absent a good faith determination that Aquila has failed to perform its responsibilities under the Administration
Agreement by reason of willful misfeasance, bad faith or gross negligence or that Aquila has recklessly disregarded its obligations and duties under the Administration
Agreement.

          3. Application of Agreement. The obligations under this Agreement shall apply to Aquila and all Aquila
Affiliates and Aquila shall not provide services or receive compensation, directly or indirectly, in a manner prohibited by this Agreement.

          4. Applicable Law; Enforcement. This Agreement shall be construed in accordance with and governed by the laws applicable to contracts made in, and to be performed within, the State of New York. This Agreement shall be enforced by proceedings in a federal or state court located in the State and County of New York or in the State of Hawaii, and the parties hereby submit to personal jurisdiction of such courts for purposes of such proceedings only. The parties recognize that remedies at law may be inadequate, that any breach of this Agreement may cause irreparable harm and that money damages may be difficult or impossible to calculate; therefore the parties shall have the right to such equitable relief as may be appropriate, including specific performance of this Agreement and temporary and/or permanent injunctive relief.

          5.  Notices.  Except as otherwise provided
herein, any written notice or other written communication required or permitted to be given under this Agreement shall be delivered or sent by United States registered mail, postage prepaid, and, if to the Trust, addressed to:

               William C. Wallace, Senior Vice President
               380 Madison Avenue
               Suite 2300
               New York, NY 10017;

if to Aquila, addressed to:

               Lacy B. Herrmann, President
               380 Madison Avenue
               Suite 2300
               New York, NY 10017;


unless another address is substituted by notice delivered or sent as provided herein. Any such notice shall be deemed given when received.

          6. Headings. Headings are used for reference purposes only and shall not be deemed a part of this Agreement.

          7. Entire Agreement. This Agreement embodies the entire agreement of the parties with respect to the subject matter hereof, and supersedes all previous negotiations, representations and agreements with respect thereto.

          8. Waiver. Except where specific time limits are herein provided, no delay on the part of any party hereto in exercising any power or right hereunder nor any single or partial exercise thereof nor the exercise of any other power of right shall operate as a waiver thereof. No waiver shall be enforceable against any party hereto unless in writing, signed by the party against whom such waiver is claimed, and shall be limited solely to the one event. The rights, remedies and benefits herein expressly specified are cumulative and not exclusive of any rights, remedies or benefits which the parties hereto may otherwise have.

          9.  Separability. If any provision of this
Agreement shall contravene or be invalid under the laws of any state, country or jurisdiction in which this Agreement shall be performed or enforced, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it valid and enforceable, or if no such modification will render it valid and enforceable, then the Agreement shall be constructed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

          10.  Counterparts.  This Agreement may be
executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

          11. Amendment. This Agreement cannot be changed or modified orally, but only by an agreement in writing signed by the party against whom enforcement of any change or modification is sought.

          12.  Persons Bound.  This Agreement shall be
binding upon and shall inure to the benefit of the undersigned parties and their respective successors and permitted assigns. No assignment shall be made by any party without the prior written consent of the other party hereto.


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     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered on its behalf as of the date first written above.

                         HAWAIIAN TAX-FREE TRUST



                         by_______________________________
                                   William C. Wallace
                                   Senior Vice President


                         AQUILA MANAGEMENT CORPORATION



                         by_______________________________
                                   Lacy B. Herrmann,
                                   President

                        SCHEDULE A


Hawaiian Tax-Free Trust

Cash Assets Trust

Tax-Free Cash Assets Trust

U.S. Treasuries Cash Assets Trust

Pacific Capital Funds Trust, and any series or class thereof, managed by HTCo or any HTCo Affiliate, except to the extent that its portfolio consists primarily of obligations principally of Hawaii issuers the interest paid on which is exempt from regular Federal and State of Hawaii income taxes. Notwithstanding the exception contained in the prior sentence, the Pacific Capital Funds Trust may include any series or class that is intended to consist initially of assets previously held in the Discretionary
Common Trust Fund "C" of Hawaiian Trust Company, Limited
(referred to as the Tax Exempt Bond Fund) or Discretionary
Common Trust Fund "H" of Hawaiian Trust Company, Limited
(referred to as the Tax Exempt Short Intermediate Bond
Fund).